EXHIBIT 99.1

C&F FINANCIAL CORPORATION

Tuesday, December 18, 2018

Contact:  Jason Long, Chief Financial Officer

(804) 843-2360

C&F Financial Corporation

Names Thomas F. Cherry Chief Executive Officer

West Point, VA – C&F Financial Corporation (NASDAQ: CFFI), the one-bank holding company for C&F Bank, announced today the completion of the management transition announced in April 2018 as the Board of Directors elected Thomas F. Cherry to the position of President and Chief Executive Officer of the Corporation and the Bank effective January 1, 2019. Mr. Cherry, who has served as President since December 2014, will continue to serve as a member of the Board of Directors of the Corporation and the Bank.

Larry G. Dillon will hold the position of Chief Executive Officer until December 31, 2018, after which he will continue to serve as Executive Chairman of the Corporation’s Board of Directors. As Executive Chairman, Mr. Dillon will remain an executive officer of the Corporation and the Bank and will participate in corporate strategy and governance.

“These changes complete the transition anticipated in our long-term management succession plan,” said Larry Dillon. “In our almost 92-year history, this is only the third time this type of transition has taken place. I am proud to have Tom assume the role I have served in for 29 years. Tom and I have worked together for a long time and we cherish C&F’s legacy and values. I am confident that he is well prepared to assume this leadership role and that many successes lie ahead for C&F.”

“It is an honor to be stepping into the role of Chief Executive Officer,” said Tom Cherry. “The support I have received from Larry, the Board and the senior leadership team has been inspiring. It is a privilege to be part of a company that does so much good and to work with a leader who has a passion for C&F and our communities. Together we will continue to focus on creating value for our shareholders, providing our customers with an unmatched experience, serving our communities and making C&F a great place to work.”

About C&F

C&F Bank operates 26 retail bank branches and 3 commercial loan offices located throughout the Hampton to Charlottesville corridor in Virginia and offers full investment services through its subsidiary C&F Wealth Management, Inc. C&F Mortgage Corporation provides mortgage loan origination services through offices located in Virginia, Maryland, North Carolina, South Carolina and West Virginia. C&F Finance Company provides automobile, boat and recreational vehicle loans through indirect lending programs offered in Alabama, Florida, Georgia, Illinois, Indiana, Iowa, Kentucky, Maryland, Minnesota, Missouri, New Jersey, North Carolina, Ohio,  Pennsylvania, Tennessee, Texas, Virginia and West Virginia through its offices in Richmond and Hampton, Virginia, and in Nashville, Tennessee.

Additional information regarding the Corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission, are available on the Corporation’s web site at http://www.cffc.com.